EXHIBIT  2.1

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

June 30, 2007

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Gold Corporation (formerly Minco Mining and Metals Corporation) have been prepared by and are the responsibility of the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years.

Minco Gold Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Balance Sheets
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	June 30, 2007	December 31, 2006

ASSETS

Current assets
Cash and cash equivalents	$1,995,990	$188,749
Short-term investments (Note 2)	6,222,918	10,982,726
Receivables (Note 7(b))	555,327	279,130
Due from Minco Silver Corporation (Note 7(c))	1,261,348	806,293
Prepaid expenses and deposits	123,949	185,074

	10,159,532	12,441,972
Long-term rental deposit	51,277	51,277

Mineral interests (Notes 3 and 8(b))	358,500	358,500

Plant, property and equipment (Note 4)	412,057	334,087

Equity investment in Minco Silver (Note 5)	5,008,751	6,398,692

Total assets	$15,990,117	$19,584,528

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$485,056	$501,128

Total liabilities	485,056	501,128
Commitments and contingencies (Note 8)

SHAREHOLDERS' EQUITY

Share capital (Note 6(a))	33,965,795	33,809,903

Contributed surplus (Note 6(c))	2,303,343	1,649,343

Deficit accumulated during the exploration stage	(20,764,077)	(16,375,846)

Total shareholders’ equity	15,505,061	19,083,400

Total liabilities and shareholders’ equity	$15,990,117	$19,584,528
See accompanying notes to consolidated financial statements

On behalf of the Board	“James Carter"	"Ken Cai"
James Carter		Ken Cai
Director Director

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006
Exploration costs, net of recoveries (Notes 3 & 7)	$365,977	$307,346	$1,026,380	$602,554

Administrative expenses (Note 7)
Accounting and audit	20,574	37,148	45,106	160,409
Amortization	13,241	10,552	26,981	24,445
Consulting	19,370	10,920	47,745	65,454
Directors’ fees	16,000	28,500	35,500	39,000
Foreign exchange gain	195,176	45,335	134,810	35,876
Investor relations	221,226	200,379	348,403	383,879
Legal	6,144	29,355	13,651	40,317
Regulatory and filing	32,673	56,170	54,505	84,024
Meals and entertainment	10,930	16,356	21,768	30,534
Office and miscellaneous	44,211	42,062	76,358	91,817
Property investigation	41,251	87,382	77,750	128,590
Rent	40,993	55,157	101,391	132,907
Salaries and benefits	135,720	128,425	302,912	223,226
Stock-based compensation (Note 6(d))	324,000	254,000	713,000	460,000
Telephone	13,197	9,683	17,250	16,161
Travel and transportation	35,101	35,274	56,908	51,127
	$1,169,807	$1,046,698	$2,074,038	$1,967,766
Operating loss	(1,535,784)	(1,354,044)	(3,100,418)	(2,570,320)
Other income (loss)
Equity loss of investment in Minco Silver (Note 5)	(880,402)	-	(1,389,941)	-
Write down of short-term investments	(67,660)	(58,988)	(67,968)	(158,443)
Interest and sundry income	80,586	194,884	170,096	320,885

Loss for the year before non-controlling interest	(2,403,260)	(1,218,148)	(4,388,231)	(2,407,878)
Non-controlling interest	-	254,391	-	481,856

Loss for the period	(2,403,260)	(963,757)	(4,388,231)	(1,926,022)
Deficit, beginning of period	(18,882,681)	(15,748,784)	(16,375,846)	(14,786,522)

Deficit, end of period	$(21,285,941)	$(16,712,541)	$(20,764,077)	$(16,712,544)
Loss per share - basic and diluted	(0.06)	(0.02)	(0.10)	(0.05)
Weighted average number of common shares outstanding– basic and diluted	42,508,725	40,561,781	42,495,181	39,788,122

The results of Minco Silver Corporation were consolidated in the above statement to November 16, 2006. Thereafter, the results of Minco Silver Corporation are accounted for on an equity basis see Note 5).

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006

Cash flows from (used in) operating activities
Net loss for the period	$(2,403,260)	$(963,757)	$(4,388,231)	$(1,926,022)
Adjustment for items not involving cash:
- amortization of equipment	13,241	10,552	26,981	24,445
- equity loss on investment in Minco Silver	880,402	-	1,389,941	-
- stock-based compensation (Note 6(d))	324,000	254,000	713,000	460,000
- non-controlling interest in loss	-	(254,391)	-	(481,856)
- write down of short-term investments	67,660	58,988	67,968	158,443
Change in non-cash working capital items:
- decrease (increase) in receivables	(144,837)	36,624	(267,197)	91,267
- decrease (increase) in prepaid expenses and deposits	114,223	(177,120)	61,125	(192,321)
- decrease in accounts payable and accrued liabilities	(75,788)	(96,233)	(16,072)	(147,802)
	(1,224,359)	(1,131,337)	(2,421,485)	(2,013,846)
Cash flows from financing activities
Proceeds from issuance of shares in Minco Gold	96,892	3,519,533	96,892	4,258,758
Proceeds from issuance of shares in Minco Silver	-	25,000	-	87,375
	96,892	3,544,533	96,892	4,346,133
Cash flows from (used in) investing activities
Acquisition of equipment	(90,348)	(50,252)	(104,951)	(69,874)
Decrease in short-term investments	1,151,481	1,888,597	4,691,840	1,966,118
Increase in due from Minco Silver Corporation	(967,682)	-	(455,055)	-
	93,451	1,838,345	4,131,834	1,896,244

Increase (decrease) in cash and cash equivalents	(1,034,016)	4,251,541	1,807,241	4,228,531

Cash and cash equivalents, beginning of period	3,030,006	798,154	188,749	821,164

Cash and cash equivalents, end of period	$1,995,990	$5,049,695	$1,995,990	$5,049,695

Supplemental disclosure of cash flows information
Interest paid	-	-	-	-
Income taxes paid	-	-	-	-

The results of Minco Silver Corporation are consolidated in the above statement to November 16, 2006. Thereafter, the results of Minco Silver Corporation are accounted for on an equity basis (see Note 5).

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

1.

Nature of Operations

The Company’s interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements include the accounts of Minco Gold Corporation (formerly Minco Mining & Metals Corporation) (“Minco Gold”), its China subsidiaries: Minco Mining (China) Corporation (“Minco China”), Yuanling Minco Mining Ltd. (“Yuanling Minco”) and Huaihua Tiancheng Mining Ltd. (“Huaihua Tiancheng”), its wholly owned British Columbia subsidiary Minco Base Metals Corporation (“Minco Base Metals”), its wholly-owned British Virgin Island subsidiary Triple Eight Mineral Corporation (“Temco”), its right to earn up to an 80% interest in the joint venture company Gansu Keyin Mining Co. Ltd. (“Keyin”), its right to earn up to a 75% interest in the joint venture company Inner Mongolia Damo Mining Co. Ltd. (“Damo”), its  right to earn up to a 75% interest in the joint venture company Inner Mongolia Huayu-Minco Mining Co., Ltd. (“HYMK”), its right to earn a 70% interest in the joint venture company Henan Zhongjia Minco Mining Co., Ltd. (“Zhongjia Minco”), and its right to earn up to a 51% interest in the joint venture company Guangzhou Mingzhong Mining Co., Ltd. (“Mingzhong”).

With the exception of the minority interests in Minco Silver Corporation (“Minco Silver”), the Company has not recorded minority interests in the other joint venture companies as their ownership percentages represent only the profit sharing and working interests and the minority partners are not responsible for any of the associated costs. As at June 30, 2007, the joint ventures are still in the exploration stage and have not generated any revenue.

As of June 30, 2007, the Company beneficially owns 14,000,000 shares of Minco Silver, which represents 45% of Minco Silver’s share capital.

All inter-company accounts and transactions have been eliminated.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using the same accounting policies and methods of application as those disclosed in Note 2 of the Company’s annual consolidated financial statements for the year ended December 31, 2006 and accordingly should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2006. In the opinion of management, all adjustments considered necessary for the fair presentation of results for the periods presented have been reflected in these unaudited interim consolidated financial statements. Those adjustments consist only of normal recurring adjustments. Operating results of these interim periods are not necessary indicative of result that may be expected for the full fiscal year ending December 31, 2007.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

2.

Short-term Investments

As at June 30, 2007, short-term investments consisted of cashable guaranteed investment certificates; three bonds issued by the Canadian government (maturing from September 15, 2008 to April 1, 2015); a Canadian government treasury bill (maturing on July 12, 2007), and 420,000 shares of New Cantech Venture Inc. (“New Cantech”) common shares (see Note 7(d)). The market value of the shares was $197,400 as of June 30, 2007.

At June 30, 2007, the yields on the short-term investments were between 3.70% and 4.35% per year (December 31, 2006 – 1.08% to 4.35%).

As at December 31, 2006, short-term investments consisted of: short term fixed deposits, cashable guaranteed investment certificates; three bonds issued by the Canadian government (maturing from September 15, 2008 to April 1, 2015); a Canadian government treasury bill (maturing on April 5, 2007), and 420,000 New Cantech common shares. The market value of the shares was $277,000 on December 31, 2006.

3.

Mineral Interests

(a)

Acquisition, Exploration and Development of Mineral Interests

Mineral property and mineral rights acquisition costs are capitalized until the viability of the mineral interest is determined. If a mineral ore body is discovered, capitalized costs will be amortized over their estimated useful lives following the commencement of production. Otherwise, capitalized acquisition costs are expensed when it is determined that the mineral property has no future economic value. Capitalized amounts (including capitalized development costs) are written down if future cash flows, including potential sales proceeds, related to the mineral property are estimated to be less than the property’s total carrying value. Management of the Company reviews the carrying value of each mineral property periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Reductions in the carrying value of a property would be recorded to the extent that the total carrying value of the mineral property exceeds its estimated fair value.

Exploration permits and other exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset categories and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future will be written off.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

3.

Mineral Interests   (continued)

The Company follows the practice of expensing all exploration costs until mineral reserves have been established. The following is a summary of exploration costs incurred by the Company:

	Cumulative Costs Incurred to December 31, 2006	Costs Incurred January 1 to June 30, 2007	Cumulative Costs Incurred to June 30, 2007
Currently active properties:
Gansu
- White Silver Mountain	$1,489,651	8,824	$1,498,475
- Yangshan (Anba)	477,481	2,137	479,618
- Minco-Qinqi (formerly West Extension of Yangshan)	441,584	10,650	452,234
- Longnan	497,384	481,658	979,042
Inner Mongolia
- Gobi Gold	1,498,691	8,506	1,507,197
- BYC	835,437	13,625	849,062
Guangdong
- Changkeng	526,718	22,870	549,588
Hunan
- Gold Bull Mountain	1,402,734	478,110	1,880,844
Total	7,169,680	1,026,380	8,196,060

Exploration cost recoveries	(956,903)	-	(956,903)
Expensed exploration permits	(852,000)	-	(852,000)
Expensed exploration costs	(5,002,277)	(1,026,380)	(6,028,657)
Capitalized mining permit costs	$358,500	-	$358,500

The Company ceased being the majority shareholder of Minco Silver Corporation on November 17, 2006, and no longer consolidates its property costs after that date. Prior to November 17, 2006, Minco Silver had incurred, and the Company had consolidated $3,034,498 in exploration and permit costs on the Fuwan property.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

4.

Plant, Property and Equipment

	June 30, 2007
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$225,066	$129,979	$95,087
Leasehold improvements	48,784	35,046	13,738
Mining equipment	305,474	198,411	107,063
Motor vehicles	261,570	96,488	165,082
Office equipment and furniture	128,485	97,398	31,087
	$969,379	$557,322	$412,057

	December 31, 2006
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$217,900	$115,681	$102,219
Leasehold improvements	43,726	33,042	10,684
Mining equipment	269,585	192,251	77,334
Motor vehicles	202,954	88,345	114,609
Office equipment and furniture	123,427	94,186	29,241
	$857,592	$523,505	$334,087

 Summary of amortization of plant, property and equipment is as follows:

Three Months Ended June 30		Six Months Ended June 30
2007	2006	2007	2006
$ 13,241	$ 10,552	$ 26,981	$ 24,445

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

5.

Investment in Minco Silver Corporation

As at June 30, 2007 and December 31, 2006, the Company owns 14,000,000 common shares of Minco Silver that were acquired in 2004 in exchange for the transfer of the Fuwan property and the silver interest in the Changkeng property from Minco Gold to Minco Silver.

On December 1, 2005, Minco Silver received approval of its application to list its common shares on the Toronto Stock Exchange (“TSX”). Minco Silver’s common shares began trading on the TSX on December 2, 2005 with the trading symbol “MSV”. Minco Silver issued and converted 10,276,000 special warrants to common shares. Minco Silver also completed its initial public offering of 920,000 common shares at a price of $1.25 per common share for gross proceeds of $1,150,000. The Company did not participate in the public offerings and as a result its ownership interest decreased from approximately 100% to 56% in 2005.

On November 17, 2006, Minco Silver completed a public offering, by way of a short form prospectus, of 5,000,000 units at a price of $3.00 per common share for gross proceeds of $15,000,000. Each unit consisted of one common share and one-half of one common share purchase warrant. Each warrant is exercisable at $3.45 per share until May 17, 2008. On December 1, 2006, Minco Silver completed an additional issuance of 528,200 common shares at a price of $2.80 per common share and an additional 375,000 common share purchase warrants at a price of $0.40 per warrant for gross proceeds of $1,628,960 pursuant to the exercise of an over-allotment option by the underwriters. Each warrant is exercisable at $3.45 per share until May 17, 2008.

The Company did not participate in the public offering and as a result its ownership interest decreased from approximately 55.6% to 45.5% on November 16, 2006 and reduced further to 45% as at June 30, 2007. Prior to November 17, 2006, the Company consolidated the accounts of Minco Silver. Effective November 17, 2006, the Company commenced accounting for its investment in Minco Silver on an equity basis and as a result the following assets and liabilities were deconsolidated at that date: current assets $5,786,000; Property and equipment $80,000; current liabilities $1,175,000 and non-controlling interest $2,985,000.

The carrying value and market value of the Minco Silver shares held by the Company and accounted for using the equity basis, are as follow:

	June 30, 2007	December 31, 2006
Investment in Minco Silver Corporation on an equity basis	$ 5,008,751	$ 6,398,692

Market value of Minco Silver shares	$33,600,000	$39,200,000

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

5.

Investment in Minco Silver Corporation (continued)

As of June 30, 2007, Minco Silver had current assets of $18,825,000, property and equipment of $120,000, current liabilities of $2,003,000 and shareholders equity of $16,943,000. During the first six months ended June 30, 2007, Minco Silver incurred exploration costs of $1,824,000, administration costs of $1,623,000 and a loss of $3,068,000, resulting in an equity loss of $1,390,000 for the Company.

6.

Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

	Shares	Amount
Balance, December 31, 2005	38,633,992	$ 28,187,245
Stock options exercised ranging from $0.20 to $1.80 per share, including $658,700 contributed surplus attributed to stock-based compensation recognized	1,535,799	1,438,330
Broker options exercised at $1.40 per share, including $111,000 allocated to contributed surplus in a private placement in 2004	250,000	461,000
Share purchase warrants exercised ranging from $1.50 to $1.70 per share	2,445,428	3,723,328
Balance, December 31, 2006	42,865,219	33,809,903
Stock options exercised ranging from $0.55 to $1.35 per share, including $59,000 contributed surplus attributed to stock-based compensation recognized	102,833	155,891
Balance, June 30, 2007	42,968,052	$ 33,965,794

On July 22, 2005, Minco Gold completed a non-brokered private placement of 2,500,000 units priced at $1.15 per unit with each unit consisting of one common share and one common share purchase warrant. Minco Gold applied the residual approach and allocated the total proceeds of $2,875,000 to the common shares and $nil to warrants. Each warrant is exercisable for a period of two years from the date the financing is closed, allowing the holder to acquire one common share for a price of $1.50 during the first year and $2.00 during the second year from the closing date.

If at any time after the expiry of the four-month hold period, the published closing trade price of Minco Gold’s common shares on the Toronto Stock Exchange exceeds an average price of $2.15 for 20 days in year one, and an average price of $2.50 in year two, then the exercise period of the warrants will be reduced to a period of 30 days from the date Minco Gold provides written notice to the holder of the warrants of such early expiry.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

This offering raised proceeds of $2,875,000. Minco Gold paid a cash finder’s fee of $172,500 and issued the finder 250,000 warrants (“finder’s warrants”) under the same terms and conditions of share purchase warrants. The fair value of the finder’s warrants using the Black-Scholes model using a risk-free interest rate of 3.52%, dividend yield of 0% and volatility of 58%, being $50,000, has been recorded as an issue cost.

As at June 30, 2007, 379,516 (December 31, 2006 – 759,030) of the shares issued were held in escrow. Under the original escrow agreement, 4,880,000 escrow shares were to be released based on the Company’s expenditures on exploration and development of a particular resource property. In July 2005, the Company released 1,473,264 escrow shares based on exploration expenditures. In June 2005, the Company’s shareholders approved a new escrow agreement that will result in the remaining 1,518,058 escrow shares being released over a period of 18 months on a time release basis: (a) 379,514 escrow shares on December 31, 2005 (the release was  effected in January 2006); (b) 379,514 escrow shares on July 1, 2006; (c) 379,514 escrow shares on December 31, 2006 (the release was effected in January 2007); and (d) 379,516 escrow shares on July 1, 2007.

The Toronto Stock Exchange has accepted a Notice of Intention by the Company to make a Normal Course Issuer Bid. Under the terms of the Normal Course Issuer Bid, the Company may acquire up to 2,107,210 common shares of the Company between November 22, 2006 and November 21, 2007. The Company had not acquired any shares under the Normal Course Issuer Bid as of June 30, 2007.

(b)

Share purchase warrants and broker options

A summary of the status of share purchase warrants and broker options granted by Minco Gold is as follows:

	Number of Warrants	Weighted Average	Number of Broker	Weighted Average
		Exercise	Options	Exercise
		Price		Price
Outstanding at December 31, 2005	4,398,214	$ 1.57	250,000	$ 1.40
Exercised	(2,445,428)	1.52	(250,000)	1.40
Expired	(1,372,286)	1.70	-	-
Outstanding at December 31, 2006	580,500	2.00	-	-
Outstanding at June 30, 2007	580,500	$ 2.00	-	$ -

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

Share purchase warrants outstanding as at June 30, 2007:

Number of Warrants	Exercise Price	Expiry Date

580,500	$2.00	July 21, 2007

Each share purchase warrant entitles the holder to purchase one common share of Minco Gold at the exercise price on or before the expiry date. The warrants were not exercised and expired subsequent to June 30, 2007. (See note 11)

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2005	987,043
2006 stock-based compensation	1,432,000
Transfer to share capital on exercise of stock options	(769,700)
Balance at December 31, 2006	1,649,343
2007 stock-based compensation	713,000
Transfer to share capital on exercise of stock options	(59,000)
Balance at June 30, 2007	$ 2,303,343

(d)

Stock Options

Minco Gold may grant options to its directors, officers, employees and service providers under its stock option plan.  The maximum number of stock options reserved for issuance is 5,979,226 common shares.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

In 2007, Minco Gold granted 930,000 stock options to its employees and consultants. Minco Gold recorded $713,000 of stock based compensation expense in the first two quarters of 2007 (2006 - $460,000). The stock options granted vest in various increments and have a maximum term of five years. A summary of the status of options granted by Minco Gold is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2005	2,954,500	0.98
Granted	2,197,000	1.67
Exercised	(1,535,799)	0.51
Forfeited	(470,367)	1.34
Expired	(200,000)	2.00
Options outstanding at December 31, 2006	2,945,334	1.64
Granted	930,000	1.70
Exercised	(102,833)	0.94
Cancelled	(100,000)	1.91
Forfeited	(319,167)	1.60
Options outstanding at June 30, 2007	3,353,334	$ 1.65

The Company has granted options to acquire 3,353,334 common shares of the Company, however, only 2,050,594 common shares are currently reserved and available based upon the option plan approved by the shareholders of the Company. The excess options granted may not be exercised by the option holders until such time as they have been approved by the shareholders.  These excess options are not yet considered granted for accounting purposes and therefore no compensation expense has been recognized.

Subsequent to June 30, 2007, the shareholders of the Company voted against ratifying the excess options granted and these options were cancelled. (See note 11)

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

The weighted average fair value of options granted by Minco Gold during the period ended June 30, 2007 was $1.70. Each option entitles the holder to purchase one common share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.07 - $1.63	1,403,334	3.20	$1.45	323,333	$1.42
$1.64 - $2.54	1,850,000	3.60	$1.75	1,235,000	$1.68
$2.55	100,000	3.84	$2.55	66,666	$2.55
	3,353,334	3.44	$1.65	1,624,999	$1.66

7.

Related Party Transactions

a.

The Company incurred the following fees to its directors or corporations controlled by its directors:

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Exploration costs	$ 16,875	$ 14,230	$ 39,375	$ 25,405
Management fees	4,688	725	4,688	3,980
Property investigation	8,437	5,730	14,062	8,370
Investor relations	-	1,290	-	3,820
Director's fees	16,000	12,000	35,500	22,500
	$ 46,000	$ 33,975	$ 93,625	$ 64,075

b.

As of June 30, 2007 receivables of $128,831 (December 31, 2006 - $86,238) are due from three companies related by a common director.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

7.

Related Party Transactions (continued)

c.

At June 30, 2007, the Company has a balance of $1,261,348 (December 31, 2006 – $442,404) due from Minco Silver in relation to expenditures on the Fuwan Property, new silver projects’ investigation and shared office expenses. The amount due from Minco Silver is unsecured, non-interest bearing and repayable on demand. The amount was paid subsequent to the period end.

d.

In 2003, the Company entered into a letter agreement with New Cantech, which is related by one common director. Pursuant to the terms of the agreement on the BYC project in Inner Mongolia, the Company received, from New Cantech, 500,000 common shares. As of June 30, 2007, the Company had sold 80,000 common shares in the market, and there were 420,000 common shares in total holding by the Company.

On September 28, 2006, New Cantech notified the Company that it does not want to proceed further with the BYC Option, and the two parties signed a termination agreement on October 3, 2006. Pursuant to the BYC Option Agreement, New Cantech reconveyed to the Company all of its rights and interest in and to the BYC Property.

The above transactions were conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

8.

Commitments and Contingencies

(a)

The Company has commitments in respect of office leases requiring minimum payments of $2,558,000, as follows:

2007	287,213
2008	299,113
2009	291,581
2010	296,258
2011	311,850
2012	317,048
2013	332,640
2014	337,838
2015	84,459
8,000

The Company has entered into sub-lease agreements for a portion of its leased premises and the office lease payments will be shared with these companies.

(b)

The Company is also conditionally committed to payments of up to $8,263,660 in respect of joint venture investments and mineral property development.

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
YGM (1)	3,333,241	-	3,333,241	-	-
Minco-Qinqi (formerly Yangshan West Extension) (2)	1,041,638	1,041,638	-	-	-
Zhongjia Minco (3)	3,888,781	555,540	3,333,241	-	-
Total	$8,263,660	$1,597,178	$6,666,482	$ -	$ -

Notes:

(1)

Costs of exploration permits and investment commitments in accordance with the YGM Contract dated October 29, 2003;

(2)

Costs of exploration permits and investment commitments in accordance with the Gansu JV Contract dated March 1, 2004;

(3)

Costs of investment commitments in accordance with the Henan Zhongjia Minco JV Contract dated April 30, 2007;

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

9.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets, liabilities and operating loss is as follows:

	June 30	December 31
	2007	2006
Current Assets
Canada	$ 6,899,407	$ 8,658,009
China	3,260,054	3,783,963
	$ 10,159,461	$ 12,441,972

Long-term Assets
Canada	$ 5,126,114	$ 6,513,058
China	704,542	629,498
	$ 5,830,656	$ 7,142,556

Current Liabilities
Canada	$ 329,458	$ 384,481
China	155,598	116,647
	$ 485,056	$ 501,128

	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006
Loss for the period
Canada	(1,791,278)	$ (753,250)	$ (3,060,915)	$ (1,544,874)
China	(611,982)	(210,507)	(1,327,316)	(381,148)
	(2,403,260)	$ (963,757)	$ (4,388,231)	$ (1,926,022)

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

10.

Financial Instruments

Fair value - The fair values of cash, short-term investments, receivables, accounts payable and accrued liabilities approximates their carrying values due to the short-term nature of these financial instruments.

Exchange risk - The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk - The Company has no interest-bearing debt and so is not exposed to interest rate risk.

Credit risk - The Company generally places its short-term investment funds into Canadian federal and provincial government and Canadian bank debt securities and is therefore subject to minimal credit risk with regard to short-term investments.

11.

Subsequent Events

(1)

On July 16, 2007, at the Company’s Annual General Meeting, the shareholders voted against ratifying the excess stock options granted and these options were cancelled.

(2)

580,500 share purchase warrants were not exercised and expired on July 21, 2007.